EXHIBIT 10.1

AGREEMENT OF PURCHASE AND SALE THIS AGREEMENT made the 4th day of May 2009.
BETWEEN:

Bruce Lawton
a Businessman in the State of
Virginia
(hereinafter the Vendors)

-and-

W2 Energy Inc. (Nevada)
(hereinafter the Purchasers)

WHEREAS the Purchasers own and operate a technology Company at 18 Airpark Place Guelph Ontario Canada as a Nevada incorporation (the "Business");

AND WHEREAS the Vendors have agreed to sell to the Purchasers and the Purchasers have agreed to purchase from the Vendors the Purchased Technology as defined in schedule "B", on and subject to the terms of this Agreement and Term Sheet as attached in schedule "C".

IN CONSIDERATION of the mutual covenants and agreements set out the parties respectively covenant and agree as follows.

1.	In this offer and in the attached schedules which font part of this offer, the following words shall have the following meaning:

(a)	"Closing Date" shall mean the 15th day of May 2009;

(b)	"Technology shall mean the goods, products and related items sold by the Vendor;

(c)	"Valuation Date" shall mean the close of business on the 14th, clay of May 2009;

(d)	"Purchase Price" shall mean the amount set out in paragraph 2;

(e)	"Purchased Technology" shall mean the purchased technology or assets described in schedule "A"

2.
Purchase Price. Subject to the terms and conditions of this Agreement, and subject to any adjustments provided for, the Vendor agrees to sell, assign and transfer to the Purchasers and the Purchasers agrees to purchase from the Vendors, the Purchased Technology for an aggregate purchase price of 1,250.000 shares of the capital stock of W2 Energy Inc

3.	Payment of Purchase Price. The Purchase Price for the Purchased Technology shall be paid and satisfied by the Purchasers as follows:

(i)	1.000,000 shares of the capital stock of W2 Energy for the purchase of the Peltier Module technology for the purpose of Power Generation

(ii)	250,000 shares of the capital stock of W2 Energy lnc. for the rights to develop the Windows based version of the Thinking Home e Software.

(iii)	W2 Solar a wholly owned subsidiary of W2 Energy Inc. Will enter into a separate sub contractor agreement as defined by the "Term Sheet" attached herein as schedule ''D"

(iv)	Delivery of payment by Computershare Trust, payable to the Vendors on the Closing Date;

4.	On the Closing Date, the Vendors shall deliver to the Purchasers the following, all in form satisfactory to the Purchasers, acting reasonably:

(a)	a statutory declaration by the Vendors that the warranties and representations set out in Schedule "A'' are true and correct. as of the Closing Date;

(b)	an acknowledgement by the Vendors that the warranties and representations set out in Schedule "A" shall survive for a period of three (3) years following the Closing Date; and

Provided that if the Vendors are unable for any reason to deliver to the Purchasers any one or more of the foregoing, using his best efforts, then this offer shall be null and void. and the agreement arising from its acceptance shall be at an end and the Vendors and the Purchasers shall not be liable to one another for any costs or damages.

5.
This offer shall form a binding agreement of purchase and sale. The terms and conditions of this agreement shall inure to the benefit of and be binding upon the respective heirs, successors and assigns of the Vendors and the Purchasers.

INWITNESS WHEREOF this Agreement has been executed by the Parties.

Dated: this 6 day of May, 2009.

Witness	)
SIGNED, SEALED AND DELIVERED	)
In the presence of	)
	)	/s/ Michael McLaren
Witness	)	Michael McLaren
SIGNED, SEALED AND DELIVERED	)
In the presence of	)

)
Dated: this 6 day of May, 2009.	)
SIGNED, SEALED AND DELIVERED	)
In the presence of	)
)
Witness	)	/s/ Bruce Lawton
	)	Bruce Lawton

SCHEDULE 'A"

REPRESENTATIONS AND WARRANTIES OF THE VENDORS

The Vendors represents and warrants to the Purchasers that at the Closing Date:

1.
Ownership of Technology. The Vendors are the beneficial owner of record of the Purchased Technology listed in schedule "B" attached hereto with good and marketable title thereto, free and clear of any pledge, lien, charge, encumbrance or security interest of any kind and of any portion or other right thereto.

2.	Residency.The Vendor is a citizen of the United States of America within the meaning of the Income Tax Act Law (USA.).

3.	Tax Matters. The Vendor or his Corporation are not in arrears or in default in respect of the filing of any required federal, state or municipal tax or other return; and,

(a)	all taxes, filing fees and other assessments due and payable or collectable from the Vendors or the Corporation have been paid or collected;

(b)	no claim for additional taxes, filing fees or other amounts and assessments has been made which has not been paid; and,

(c)	no return contained any mis-statement or concealed any statement that should have been included therein.

4.
No Breach Caused by this Agreement. Neither the execution nor delivery of this agreement. nor the fulfillment or compliance with any of the terms hereof conflicts with, or results in a breach of terms, conditions or provisions of, or constitutes a default under, the articles and by-laws, as amended, of the Corporation or any material agreement or instrument to which the Vendors or the Corporation are subject, or require any consent or other action by any administrative or governmental body.

5.
Litigation. There is no liability, contingent or otherwise, nor any action, claim or demand or other proceedings pending or threatened before any court or administrative agency which could adversely affect the Financial condition or overall operations of the Corporation, or the Vendors, and no judgment, order or decree enforceable against them which involves or may involve, or restricts or may restrict, or requires or may require, the expenditure of money as a condition to or a necessity for, the right or ability of it to conduct business in the manner in which such business has been carried on prior to the. Closing Date.

6.
Indemnification by the Vendor. The Vendor agrees to indemnify and save harmless the Purchaser from all losses suffered or incurred by the Purchaser as a result of or arising directly or indirectly out of or in connection with all debts, liabilities or contracts whatsoever (whether accrued, absolute, contingent or otherwise) of the Vendor or Corporation existing at the Closing Date, including any liabilities for federal, state, sales, excise, income, corporate or any other taxes of the Corporation or Vendor for any period up to and including the Closing Date, and not disclosed on.

7.
Disclosure. The representations and warranties of the Vendors included in this agreement are true and correct and do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained in such representations and warranties not misleading.

SCHEDULE "B"

Description of Purchased Technology:

1 )
 Peltier Module Electrical Production: Also known as thermionic devices, peltier modules are solid-state electrical devices that generate electricity from the thermal differential between one side of the peltier module and the other.

Vendor has developed the concept of developing a set of electrical generating devices combining peltier modules and renewable energy sources. That renewable energy can be heat from solar power, waste-to-energy plants, or even nuclear, power plants. Vendor will continue to develop the means of tapping that renewable heat energy for electrical power production.

2)
Thinking Home Software: Vendor has developed Mac-based software which allows an individual to control and monitor energy usage in a house via the computer. W2 Energy will develop this software for Windows-based applications in the residential and commercial sectors.

SCHEDULE "C"

Tern Sheet:

SCHEDULE "D"
Subcontract Agreement Lawton